Exhibit 99.1

MERCANTILE BANCORP, INC. BOARD AUTHORIZES 3-FOR-1

STOCK SPLIT SUBJECT TO STOCKHOLDER APPROVAL

OF AN AMENDMENT TO CERTIFICATE OF INCORPORATION

          QUINCY, ILLINOIS, JANUARY 18, 2006 - Mercantile Bancorp, Inc. (AMEX: MBR) announced today that its Board of Directors has authorized a three-for-one split of the Company’s common stock, subject to stockholder approval at the 2006 Annual Meeting of an amendment to the Company’s Certificate of Incorporation.

          The Company also announced the 2006 Annual Meeting will be held at 2:00 p.m. on Monday, May 22, in the Company’s offices at 440 Maine Street in Quincy.  The record date for stockholders entitled to vote at the meeting will be April 10.

          In order to affect the stock split, the Company is required to ensure the number of authorized shares of common stock is sufficient for the split. Currently, the Company’s Shareholder Rights Agreement gives stockholders the right, upon the occurrence of certain triggering events, to purchase additional shares of common stock at 50% of their fair market value.  After the split there would not be enough authorized common shares for the number of issued shares and the required reserved shares under the Shareholder Rights Agreement.

          To avoid this, the amendment would create a class of preferred shares that could only be used in connection with the Shareholder Rights Agreement.  By creating the preferred shares for use solely in connection with the Agreement, the Company would free up shares of common stock reserved for issuance under the same.  These shares of common stock would then be available for the issuance in connection with the stock split and leave additional authorized shares available for possible issue in the future.  The par value of the common stock would be reduced to reflect the stock split.  The creation of preferred shares instead of authorizing more common stock would also result in a meaningful savings in Delaware franchise tax, the Company noted.

          The Company said it has 12 million shares of common stock authorized with approximately two million shares outstanding.  The split would increase that number to approximately six million.  The amendment would result in the creation of one million shares of preferred stock.

          “The Board recognizes the situation with respect to its share price and the relatively small number of shares outstanding may combine to limit investor interest,” said Dan S. Dugan, chairman, president and chief executive officer.  “The share price has risen to the point where many individual investors might hesitate to invest the level of funds needed to purchase a round lot.  At the same time, the small number of shares outstanding may be an obstacle to investment by institutional investors who want larger positions.  These factors may have limited the liquidity of our shares for our existing shareholders and new buyers.”

          “A stock split would be an important step toward creating a more liquid market for our shares and generating new investor interest.  Also, the Board believes our outlook is sufficiently bright to enable this step.  However, the terms of the Shareholder Rights Agreement in its present form preclude us from taking this important action.  Accordingly, the Board has voted to resolve this situation by authorizing a three-for-one split if stockholders approve an amendment to the Company’s Certificate of Incorporation creating preferred shares to be used solely in connection with the Shareholder Rights Agreement.  The Board would modify the Agreement concurrently to conform to this change,” Dugan added.

          “Based on the January 17, 2006 closing price of $65.00, the split, when and if completed, would result in a market price of approximately $21.67 per share, a level we believe will make our shares attractive to a wider cross-section of investors.  This, in turn, should result in a more active market for our shares, making it easier to buy or sell them.  The total value of current shareholders’ investments should be initially unaffected by the split,” Dugan said.

          “We intend the amendment to the Certificate of Incorporation would be presented to stockholders at the Company’s 2006 Annual Meeting on May 22.  Assuming they approve the proposed change, we will file the amendment with the Delaware Secretary of State shortly after the annual meeting and the Board of Directors will set a record date and issuance date for the additional shares of common stock,” Dugan said.  “We anticipate the stock split will be completed in June.

          “We believe this is a logical and important step in the evolution of Mercantile Bancorp,” Dugan said.  “The amendment would increase the options at the Company’s disposal to finance further growth by making common shares available to be used as a currency with which to make additional strategic acquisitions, should opportunities present themselves.”

          Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.

          This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

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